CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the AOG Institutional Fund (formerly, AOG Institutional Diversified Fund), and to the use of our report dated November 29, 2022 on the Fund’s financial statements and financial highlights as of September 30, 2022. Such financial statements and financial highlights appear in the September 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Fund’s Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

August 25, 2023